Exhibit 10.23

-CONFIDENTIAL-

Memorandum

To:	Roger Johnson
From:	Steve Orr
Date:	March 29, 2012
RE:	Base Salary
Cc:	Jeff Reeser

Sunshine Silver Mines has established an annual discretionary bonus program for its Executives, which has been approved by the Compensation Committee of the Board. This program provides for a target bonus that can be 50% of base salary and pay up to 100% of base salary depending upon achievement of agreed performance goals and the discretion of the Compensation Committee of the Board.

The discretionary bonus program contractually agreed in your current employment agreement is inconsistent with the recently approved program. You have suggested that your base salary be increased from $330,000 per annum to $350,000 per annum to rationalize this difference and that you will forgo your currently agreed 67% target bonus.

I am increasing your base salary by $20,000 per annum to $350,000 per annum. All other terms and conditions of your employment agreement remain unaffected. The new salary will be effective as of April 1, 2012 but this increased portion of your salary will be accrued until completion of Sunshine Silver Mines initial public offering.

In consideration, you agree to sign an amended employment agreement that incorporates the recently approved bonus program provisions.

/s/ Stephen Orr	/s/ Roger Johnson
Stephen Orr	Roger Johnson
Chairman & CEO	Chief Financial Officer